Room 4561
						November 15, 2005




Mr. Benjamin A. Horowitz
Chief Executive Officer
Opsware, Inc.
599 N. Mathilda Avenue
Sunnyvale, CA  94085

Re:	Opsware, Inc.
	Form 10-K for Fiscal Year Ended January 31, 2005
	Filed April 15, 2005
	Form 10-Q for Fiscal Quarter Ended April 30, 2005
	Filed June 9, 2005


Dear Mr. Horowitz:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.

Very truly yours,



      Kathleen Collins
							Accounting Branch Chief

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Mr. Benjamin A. Horowitz
Opsware, Inc.
July 28, 2005
Page 1